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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _4____)*


                                The Buckle, Inc.
      -----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
      -----------------------------------------------------------------
                         (Title of Class of Securities)

                                  118440 10 6
                ---------------------------------------------
                                 (CUSIP Number)

      -----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 3 pages
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                                  SCHEDULE 13G

Cusip No. 118440 10 6                                          Page 2 of 3 pages

1        Name of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)

         Daniel J. Hirschfeld
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2        Check the Appropriate Box if a Member of a Group                (a) [ ]
                                                                         (b) [ ]
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3        SEC Use Only
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4        Citizenship or Place of Organization

         United States
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                      5       Sole Voting Power

                                    13,500,000
                      ----------------------------------------------------------
     Number of

       Shares         6       Shared Voting Power

    beneficially                    -0-
                      ----------------------------------------------------------
       owned          7       Sole Dispositive Power

      by each                       13,500,000
                      ----------------------------------------------------------
     reporting        8       Shared Dispositive Power

    person with:                    -0-
                      ----------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

          13,500,000
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10        Check Box if the Aggregate amount in Row (9) Excludes Certain
          Shares*                                                            [ ]
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11        Percent of Class Represented by Amount in Row (9)

          61.46%
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12        Type of Reporting Person*

          IN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



                                  Page 2 of 3
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                                                              Page 3 of 3 Pages

                                 SCHEDULE 13G

Item 1(a)    Name of Issuer: The Buckle, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
             2407 West 24th Street, Kearney, Nebraska 68847

Item 2(a)    Name of Person Filing: Daniel J. Hirschfeld

Item 2(b)    Address of Principal Business Office, or if none, Residence:
             2407 West 24th Street, Kearney, Nebraska 68847

Item 2(c)    Citizenship:     United States

Item 2(d)    Title of Class of Securities:     Common Stock

Item 2(e)    CUSIP Number:  118440 10 6

Item 3       Not applicable

Item 4       Ownership
             (a)  Amount Beneficially Owned:   13,500,000
                                               ----------
             (b)  Percent of Class:   61.46%
                                      ------
             (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote:    13,500,000
                                                                      ----------
                  (ii)   shared power to vote or to direct the vote:      0
                                                                        -----
                  (iii)  sole power to dispose or to direct the disposition
                         of:            13,500,000
                                        ----------
                  (iv)   shared power to dispose or to direct the disposition
                         of:                0
                                          -----

Item 5   Ownership of Five Percent or Less of a Class: Not Applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another
         Person: Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
         Company:          Not Applicable.

Item 8   Identification and Classification of Members of the Group:
            Not Applicable.

Item 9   Notice of Dissolution of Group:          Not Applicable.

Item 10  Certification. This statement is not filed pursuant to Rule 13d-1(b).

         SIGNATURE

         After reasonable inquiry as to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 5, 1999                           /s/ DANIEL J. HIRSCHFELD
-----------------------------                ---------------------------------
Date                                          Daniel J. Hirschfeld